SCM
                       Securities Counseling & Management
                21131 Northeast 24th Court, Miami, Florida 33180


March 16, 2001

Mr. Bradley Cassel, President
Life Petroleum, Inc.
6790 SW 76 Terrace
South Miami, Fl 33143

Dear Mr. Cassel:

This letter, when signed by you will confirm our agreement of August 15, 2000. Securities Counseling & Management, Inc., ("SCM") will assist Life Petroleum, Inc., ("LIFE") on an as needed basis in executing its plan of reorganization.

Specifically, SCM will assist Life with all aspects of its reorganization including preparing a structure of reorganization for the company. SCM will provide assistance to Life in identifying professionals who will provide services to Life, such as CPA's , attorneys, and Transfer Agents. SCM will serve as an intermediary with these and other professionals. SCM will also help to identify potential investors and provide other services as needed, however SCM will not be responsible for fund raising activities.

SCM's fee for these services will be 9.9%, or 16,500,000 shares of the stock of the reorganized Life. The stock will be issued under Rule 701.

If you have any questions please feel free to call me.

Sincerely,

/s/ Michael H. Jordan
-----------------------
Michael H. Jordan, President

Agreed and Accepted


/s/ Bradley Cassel, President
---------------------
Bradley Cassel, President
Life Petroleum, Inc.


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